Exhibit 3.9

FIFTH AMENDMENT TO
AMENDED AND RESTATED
OPERATING AGREEMENT
OF
BOIS D’ARC ENERGY, LLC

     This Fifth Amendment to Amended and Restated Operating Agreement of Bois d’Arc Energy, LLC (this “Amendment”) is dated effective as of July 16, 2004. Capitalized terms used herein for which a definition is not provided herein shall have the same meanings as assigned to such terms in the Operating Agreement (as hereinbelow defined).

     WHEREAS, effective July 16, 2004, an Amended and Restated Operating Agreement (as amended, the “Operating Agreement”) was executed for Bois d’Arc Energy, LLC (the “Company”);

     WHEREAS, the parties hereto desire to amend the Operating Agreement to clarify certain issues thereunder.

     NOW, THEREFORE, it is agreed:

     1. The following clause is hereby added to the end of the definition of “Loan Agreement” contained in Section 1.1:

     ”...including any amendments thereto”

     2. The following sentence is hereby added to the end of Section 5.1:

     “Any property transferred to the Company pursuant to the Contribution Agreement shall be treated as a contribution to the Company under Section 721 of the Code except to the extent otherwise required under the Code or Treasury Regulations.”

     3. The following subsection (c) is hereby added to Section 13.3 as follows:

     ”(c) The Company shall account for book-tax differences with respect to contributed properties subject to depreciation and/or amortization under the principles set forth in this paragraph, unless the Board of Managers determines that another method more accurately accounts for the book-tax disparities with respect to such properties or is required to comply with Treasury Regulations or rulings or other guidance issued by the Internal Revenue Service subsequent to the formation of the Company. Tax depreciation and/or amortization in respect of a contributed property shall be allocated to the Member that contributed such property with respect to its Class B Units. Taxable income, gain or loss on the disposition of such property shall be allocated to the contributing Member with respect to its Class B Units to the extent of such tax depreciation and/or amortization and any pre-contribution gain or loss.”

     4. Section 13.4(f) is deleted in its entirety and the following substituted in lieu thereof:

     ”(f) For purposes of computing the Members’ Capital Accounts, (i) in accordance with Code Section 613A(c)(7)(D) and the Treasury Regulations thereunder and Section 1.704-1(b)(4)(v) of the Treasury Regulations, the adjusted basis of all oil and gas properties shall be shared by the Members in proportion to the Ownership Percentages; (ii) Simulated Depletion Deductions and Simulated Losses shall be allocated among the Members in the same proportions as they (or their predecessors in interest) were allocated the basis of Company oil and gas properties pursuant to Code Section 613A(c)(7)(D), the Treasury Regulations thereunder, and Section 1.704-1(b)(4)(v) of the Treasury Regulations; and (iii) Simulated Gains shall be allocated among the Members in accordance with their Ownership Percentages.”

     5. The following sentence is hereby added to the end of Section 17.7(b):

     “Any cash received by the Company pursuant to clause (iii) above shall be paid to CRI, as lender under the Loan Agreement, and applied in repayment of the Tranche A Loan (as defined in the Loan Agreement). CRI, as lender under the Loan Agreement, shall have the right as a third party beneficiary to enforce the provisions of clause (iii) above to the extent of any unrepaid amount of the Tranche A Loan.”

     6. Each undersigned Member has executed this Amendment to acknowledge the correctness and effectiveness of this Amendment.

     7. This instrument may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall together constitute one in the same instrument.

     8. In all other respects the Operating Agreement is hereby ratified and confirmed.

     EXECUTED to be effective as of the date written above.

MEMBERS COMSTOCK OFFSHORE, LLC
By:	/s/ Roland O. Burns
Name:	Roland O. Burns
Title:	Senior Vice President

Pursuant to the authority granted to the Chief Executive Officer in Section 19.8 of the Operating Agreement, the Chief Executive Officer has executed this Amendment on behalf of all other Members.

/s/ Wayne L. Laufer
WAYNE L. LAUFER